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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported): August 30, 1996


                                   UST Corp.
             (Exact name of registrant as specified in its charter)

      Massachusetts                      0-9623                       04-2436093
(State or other jurisdiction      (Commission File No.)    (IRS Employer Identification No.)
      of incorporation)



      40 Court Street
      Boston, Massachusetts                                             02108
  (Address of principal executive offices)                           (Zip Code)


                                 (617) 726-7000
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS.

      On August 30, 1996, UST Corp. (the "Company") executed an Affiliation Agreement and Plan of Reorganization (the "Agreement") with Walden Bancorp, Inc. ("Walden"), pursuant to which the Company will acquire Walden. Walden is a $1 billion bank holding company for two community banks, Braintree Savings Bank and The Co-operative Bank of Concord (together, the "Banks"), which specialize in meeting consumer and small business banking needs in their local markets with a total of 17 branch offices in Middlesex, Norfolk and Plymouth counties. The transaction is expected to close during the first quarter of 1997. While the Company will first acquire Walden thereby making the Banks subsidiaries of the Company, the Company anticipates merging the Banks into its principal banking subsidiary, USTrust, in 1997.

      The transaction is structured as a tax-free exchange of 1.9 shares of the Company's common stock for each share of Walden's common stock. At the Company's closing stock price of $16.25 on August 29, 1996, the transaction would be valued at approximately $161 million, and Walden shareholders would receive a value of $30.875 in the Company's common stock for each share of Walden common stock. The purchase price represents a multiple of 1.69 times stated book value of Walden, and 1.96 times tangible book value of Walden at June 30, 1996. The Company expects to record a one-time pre-tax charge of approximately $13.5 million of acquisition related costs in connection with this transaction. The transaction, which is structured to qualify for pooling-of-interests accounting treatment, is subject to the approval of the shareholders of the Company and Walden as well as to the receipt of federal and state regulatory banking approvals. If the Company's average stock price during a period prior to closing is less than $13.81 per share and the Company's stock price has declined by more than 15 percent relative to a certain bank stock index, with one exception Walden can terminate the agreement.

      The assets to be acquired by the Company include the physical premises of (or the leases with respect to) the seventeen branch offices used by the Banks to conduct their banking activities. The Company will also acquire substantially all of the personalty in these branches. These locations will continue to be used as branch offices by the Company.


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      Simultaneously with the execution of the Agreement on August 30, 1996, the Company entered into a Stock Option Agreement (the "Stock Option Agreement") with Walden pursuant to which Walden has granted to the Company an option to purchase, under certain circumstances, up to 1,016,868 shares of Walden Common Stock for $20.50 per share.

      Copies of the Agreement, the Company's press release and presentation to analysts are listed herein as Exhibits 2, 99.1 and 99.2, respectively and incorporated herein by reference. The Stock Option Agreement is included as Exhibit C to the Agreement.

      The preceeding description of the Agreement and the Stock Option Agreement is qualified in its entirety by the reference to the copies of each attached hereto and incorporated herein.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (a) and (b) Financial statements including pro forma financial information will be provided within 60 days of the consummation of the proposed transaction. At the current time, it is impracticable to provide this information.

      (c)  Exhibits

           1. Affiliation Agreement and Plan of Reorganization, dated as of August 30, 1996, between UST Corp. and Walden Bancorp, Inc. (UST Agrees to furnish to the Commission the omitted schedules upon request.)

           2. UST Corp.'s Press Release dated August 30, 1996 related to the acquisition by UST Corp. of Walden Bancorp, Inc.

	   3. UST Corp.'s Presentation to Analysts dated August 30, 1996, related to the acquisition by UST Corp. of Walden Bancorp, Inc.

                                   SIGNATURES

      Pursuant to the requirement of the Securities and Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                               UST Corp.



                               /s/ James K. Hunt
                               James K. Hunt
                               Executive Vice President, Chief
                               Financial Officer and Treasurer



                               /s/ Eric R. Fischer
                               Eric R. Fischer
                               Executive Vice President, General
                               Counsel and Clerk


Dated:  September 11, 1996